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                                                                    Exhibit 10.2





                         TAX INDEMNIFICATION AGREEMENT

                                    between

                            Tyco International Ltd.

                                      and

                                   TyCom Ltd.
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                          TAX INDEMNIFICATION AGREEMENT

     This Agreement is entered into as of the [ ]th day of [ ] between Tyco International Ltd. ("Tyco"), a Bermuda corporation, and TyCom Ltd. ("TyCom"), a Bermuda corporation.

                                R E C I T A L S:

     WHEREAS, Tyco intends to cause TyCom to make a public offering of its common shares (the "Public Offering"), with Tyco owning greater than 90% of TyCom's common shares immediately after the offering;

     WHEREAS, prior to and in connection with the Public Offering, Tyco Group will transfer to TyCom Group all of the common stock of certain of Tyco's subsidiaries (the "Reorganization"), which subsidiaries will become wholly-owned subsidiaries of TyCom; and

     WHEREAS, Tyco has agreed to indemnify TyCom for all income taxes of the TyCom Group (as defined below) for tax periods (or portions thereof) ending on or prior to the Offering Date (below);

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

     1.   Definitions

          (a)  As used in this Agreement:

          "Final Determination" shall mean (i) with respect to U.S. federal income taxes, a "determination" as defined in Section 1313 (a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to Income Taxes other than U.S. federal income taxes, any final determination of liability in respect of a tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise,
     (ii) any final disposition of a tax issue by reason of the expiration of a statute of limitations or (iii) the payment of tax by Tyco Group with respect to any item disallowed or adjusted by any taxing authority where Tyco Group determines in good faith that no action should be taken to recoup such payment.

          "Income Tax" shall mean any income, franchise or similar tax imposed by any U.S., non-U.S., state or local taxing jurisdiction, together with all penalties, fines, additions to tax and interest imposed with respect thereto.

          "Offering Date" shall mean the date on which the Public Offering closes.

          "Post-Offering Tax Period" means (i) any tax period beginning and ending after the Offering Date and (ii) with respect to a tax period that begins before and
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     ends after the Offering Date, such portion of the tax period that commences on the day immediately after the Offering Date.

          "Pre-Offering Tax Period" means (i) any tax period beginning and ending before or on the Offering Date and (ii) with respect to a period that begins before and ends after the Offering Date, such portion of the tax period ending on and including the Offering Date.

          "Public Offering" shall have the meaning set forth in the recitals hereto.

          "Reorganization" shall have the meaning set forth in the recitals hereto.

          "Return" shall mean any tax return, statement, report or form (including estimated tax returns and reports, extension requests and forms, and information returns and reports) required to be filed with any taxing authority.

          "Tax Asset" shall mean any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce taxes (including without limitation deductions and credits related to alternative minimum taxes).

          "Tax Proceeding" shall mean any tax audit, dispute or proceeding (whether administrative or judicial).

          "Tyco Group" shall mean, at any time, Tyco and each of its direct and indirect corporate subsidiaries other than those subsidiaries that are members of the TyCom Group.

          "TyCom Group" shall mean TyCom and each of its direct and indirect corporate subsidiaries acquired from Tyco Group in the Reorganization.

          (b) Any term used in this Agreement which is not defined in this Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury regulations thereunder or in comparable provisions of applicable law.

     2.   Indemnity.

          (a) Tyco Indemnity. Tyco hereby indemnifies TyCom and the members of the TyCom Group against and hold them harmless from:

               (i) all liability for Income Taxes of any member of the TyCom Group attributable to any Pre-Offering Tax Period to the extent in excess of Income Taxes previously paid or accrued as an expense with respect to such Pre-Offering Tax Period; and

               (ii) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses),

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          losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any liability or damage described in (i) including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such tax, liability or damage.

          (b) Tax Benefits. If an indemnification obligation of Tyco under this
     Section 2 arises in respect of an adjustment that makes allowable to a member of the TyCom Group any deduction, amortization, exclusion from income or other allowance (a "Tax Benefit") which would not, but for such adjustment, be allowable, then any payment by Tyco pursuant to this Section 2 shall be an amount equal to (X) the amount otherwise due but for this subsection (b), minus (Y) the present value (determined using an appropriate discount rate determined by Tyco) of the product of the Tax Benefit multiplied (i) by the maximum federal, foreign or state, as the case may be, corporate tax rate in effect at the time such Tax Benefit becomes allowable to a member of the TyCom Group or (ii) in the case of a credit, by 100 percent.

     3.   Straddle Periods

          In the case of any tax period of a member of the TyCom Group that begins before and ends after the Offering Date (a "Straddle Period"), Income Taxes for the Pre-Offering Tax Period with respect to such tax period shall be computed as if such tax period ended as of the close of business on the Offering Date.

     4.   Sole Agreement.

          Any and all existing tax sharing or indemnity agreements or arrangements, written or unwritten, between any member of Tyco Group and any member of the TyCom Group shall be terminated as of the effective date of this Agreement to the extent that such agreement or arrangement relates to Income Taxes. As of the date of this Agreement, neither the members of the TyCom Group nor the members of Tyco Group shall have any further rights or liabilities with respect to Income Taxes thereunder, and this Agreement shall be the sole agreement between the members.

     5.   Communication and Cooperation.

          TyCom shall consult and cooperate (and shall cause each member of the TyCom Group to cooperate) with Tyco fully at such time and to the extent reasonably requested by Tyco in connection with all matters subject to this Agreement.

     6.   Audits and Contest.

          (a) Notwithstanding anything in this Agreement to the contrary, Tyco shall have full control over all matters relating to any Income Tax return or any Income Tax Proceeding relating to (i) any Income Tax matters of the Tyco Group,

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     and (ii) any Income Tax matters of the TyCom Group relating to a
     Pre-Offering Tax Period. Tyco shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any matter described in the preceding sentence.

          (b) No settlement of any Income Tax Proceeding relating to any matter that would cause a payment obligation under Section 2(a) shall be accepted or entered into by or on behalf of TyCom or any member of the TyCom Group unless Tyco consents thereto in writing (which consent shall not be unreasonably withheld).

          (c) TyCom agrees to give prompt notice to Tyco of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder.

     7.   Notices.

          Any notice, demand, claim, or other communication under this Agreement shall be in writing and shall be deemed to have been given upon the delivery or mailing thereof, as the case may be, if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or at such other address as a party may specify by notice to the other):

          If to Tyco, to:

          The Zurich Centre, Second Floor,
          90 Pitts Bay Road
          Pembroke HM 08, Bermuda
          Attn: Secretary

          If to TyCom, to:

          The Zurich Centre, Second Floor,
          Suite 201
          90 Pitts Bay Road
          Pembroke HM 08, Bermuda
          Attn: Secretary

     8.   Effectiveness; Termination and Survival.

          This Agreement shall become effective upon the consummation of the Offering. All rights and obligations arising hereunder with respect to a Pre-Offering Tax Period shall survive until they are fully effectuated or performed and, provided, further, that notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for

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     the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).

     9.   Amendments and Waivers.

          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver hereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege. This Agreement shall not be waived, amended or otherwise modified except by an instrument signed by an authorized officer of each of Tyco and TyCom, or in the case of a waiver, by the party against whom the waiver is to be effective.

     10.  Governing Law and Interpretation.

          This Agreement has been made in and shall be construed and enforced in accordance with the laws of the state of New York without giving effect to laws and principles relating to conflicts of law.

     11.  Dispute Resolution.

          If the parties hereto are unable to resolve any disagreement or dispute relating to this Agreement within 20 days, such disagreement or dispute shall be resolved by a recognized law firm or accounting firm expert in tax matters in the relevant jurisdiction or that is mutually acceptable to the parties hereto (a "Referee"). A Referee so chosen shall resolve any such disagreement pursuant to such procedures as it may deem advisable. Any such resolution shall be binding on the parties hereto without further recourse. Except as otherwise provided herein, the costs of any Referee shall be apportioned between Tyco and TyCom as determined by such Referee in such manner as the Referee deems reasonable, taking into account the circumstances of the dispute, the conduct of the parties and the result of the dispute.

     12.  Counterparts.

          This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

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     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.

                              TYCO INTERNATIONAL LTD.


                              By: ______________________
                              Title: ___________________


                              TYCOM LTD.


                              By: ______________________
                              Title: ___________________

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